UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

James River Group, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
470359100
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470359100	13 G/A	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON HRWCP 1 LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No. 470359100	13 G/A	Page 3 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON High Ridge Capital Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No. 470359100	13 G/A	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON High Ridge GP Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No. 470359100	13 G/A	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON High Ridge GP II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No. 470359100	13 G/A	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Liberty Street Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No. 470359100	13 G/A	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Liberty Street Partners L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No. 470359100	13 G/A	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Long Trail Ventures LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No. 470359100	13 G/A	Page 9 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steven J. Tynan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No. 470359100	13 G/A	Page 10 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON James L. Zech

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No. 470359100	13 G/A	Page 11 of 17 Pages
Item 1(a) Name of Issuer
     James River Group, Inc.
Item 1(b) Address of Issuer’s Principal Executive Offices
300 Meadowmont Village Circle, Suite 333
Chapel Hill, NC 27517
Item 2(a) Name of Person Filing
HRWCP 1 LP
High Ridge Capital Partners II, L.P.
High Ridge GP Holdings LLC
High Ridge GP II LLC
Liberty Street Corp.
Liberty Street Partners L.P.
Long Trail Ventures LLC
Steven J. Tynan
James L. Zech
Item 2(b) Address of Principal Business Office or, if none, Residence
James L. Zech:
672 Oenoke Ridge
New Canaan, CT 06840

HRWCP 1 LP
High Ridge Capital Partners II, L.P.
High Ridge GP Holdings LLC
High Ridge GP II LLC
Liberty Street Corp.
Liberty Street Partners L.P.
Long Trail Ventures LLC
Steven J. Tynan:

152 Harbor Road
Rye, NH 03870
Item 2(c) Citizenship
HRWCP 1 LP, High Ridge Capital Partners II, L.P. and Liberty Street Partners L.P. are each a limited partnership organized in the State of Delaware. High Ridge GP Holdings LLC, High Ridge GP II LLC and Long Trail Ventures LLC are each a limited liability company organized in the State of Delaware. Liberty Street Corp. is a corporation organized in the State of Delaware. Steven J. Tynan and James L. Zech are citizens of the United States of America.
Item 2(d) Title of Class of Securities
Common Stock, par value $0.01 per share
Item 2(e) CUSIP Number
470359100
Item 3 Not applicable.

CUSIP No. 470359100	13 G/A	Page 12 of 17 Pages
Item 4 Ownership
(a)
0
(b)
0%
(c)
0
Item 5 Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
Item 6 Ownership of More than Five Percent on Behalf of Another Person
Not applicable.
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.
Item 8 Identification and Classification of Members of the Group
This Schedule is being filed pursuant to Rule 13d-1(d). The identities of the group are stated in Item 2.
Item 9 Notice of Dissolution of Group
Not applicable.
Item 10 Certification
Not applicable.

CUSIP No. 470359100	13 G/A	Page 13 of 17 Pages
SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 8, 2008	HRWCP 1 LP
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager of General Partner

February 8, 2008	High Ridge Capital Partners II, L.P.
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager of General Partner

February 8, 2008	High Ridge GP Holdings LLC
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager

February 8, 2008	High Ridge GP II LLC
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager

February 8, 2008	Liberty Street Corp.
	By:	/s/ Steven J. Tynan
Steven J. Tynan
President

February 8, 2008	Liberty Street Partners L.P.
	By:	/s/ Steven J. Tynan
Steven J. Tynan
President of General Partner

February 8, 2008	Long Trail Ventures LLC
	By:	/s/ Steven J. Tynan
Steven J. Tynan
Manager

CUSIP No. 470359100	13 G/A	Page 14 of 17 Pages

February 8, 2008	Steven J. Tynan
/s/ Steven J. Tynan
Steven J. Tynan

February 8, 2008	James L. Zech
/s/ James L. Zech
James L. Zech

CUSIP No. 470359100	13 G/A	Page 15 of 17 Pages

EXHIBIT INDEX

Exhibit No.
99.1
Joint Filing Agreement pursuant to 13d-1(k)(1) among, HRWCP 1 LP, High Ridge Capital Partners II, L.P., High Ridge GP Holdings LLC, High Ridge GP II LLC, Liberty Street Corp., Liberty Street Partners L.P., Long Trail Ventures LLC, Steven J. Tynan and James L. Zech.